Filed Pursuant to Rule 433
Dated as of May 29, 2024
Registration Statement No. 333-279742
Term Sheet to Preliminary
Prospectus Supplement dated May 28, 2024
Owens Corning
Pricing Term Sheet
This pricing term sheet to the preliminary prospectus supplement dated May 28, 2024 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.
$500,000,000 5.500% Senior Notes due 2027

Issuer:	Owens Corning
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB / BBB
Security:	5.500% Senior Notes due 2027
Principal Amount:	$500,000,000
Trade Date:	May 29, 2024
Settlement Date:	May 31, 2024 (T+2)
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2024
Maturity Date:	June 15, 2027
Coupon:	5.500%
Public Offering Price:	99.980% of the principal amount
Benchmark Treasury:	4.500% due May 15, 2027
Benchmark Treasury Price / Yield:	99-05 1/4 / 4.806%

Spread to Benchmark Treasury:	+70 basis points
Yield to Maturity:	5.506%
Optional Redemption Provisions:
Make-Whole Call:	Prior to May 15, 2027 (one month prior to their maturity), greater of par and a make whole at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to, but not including, the date of redemption.
Par Call:	On or after May 15, 2027 (one month prior to their maturity), par plus accrued and unpaid interest to, but not including, the date of redemption.
CUSIP / ISIN:	690742AN1 / US690742AN12
Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC
Co-Managers:	Credit Agricole Securities (USA) Inc. Scotia Capital (USA) Inc. BNP Paribas Securities Corp. Fifth Third Securities, Inc. ING Financial Markets LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC
$800,000,000 5.700% Senior Notes due 2034

Issuer:	Owens Corning
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB / BBB
Security:	5.700% Senior Notes due 2034
Principal Amount:	$800,000,000

Trade Date:	May 29, 2024
Settlement Date:	May 31, 2024 (T+2)
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2024
Maturity Date:	June 15, 2034
Coupon:	5.700%
Public Offering Price:	99.627% of the principal amount
Benchmark Treasury:	4.375% due May 15, 2034
Benchmark Treasury Price / Yield:	98-01 / 4.624%
Spread to Benchmark Treasury:	+112.5 basis points
Yield to Maturity:	5.749%
Optional Redemption Provisions:
Make-Whole Call:	Prior to March 15, 2034 (three months prior to their maturity), greater of par and a make whole at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest to, but not including, the date of redemption.
Par Call:	On or after March 15, 2034 (three months prior to their maturity), par plus accrued and unpaid interest to, but not including, the date of redemption.
CUSIP / ISIN:	690742AP6 / US690742AP69

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC
Co-Managers:	Credit Agricole Securities (USA) Inc. Scotia Capital (USA) Inc. BNP Paribas Securities Corp. Fifth Third Securities, Inc. ING Financial Markets LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC
$700,000,000 5.950% Senior Notes due 2054

Issuer:	Owens Corning
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB / BBB
Security:	5.950% Senior Notes due 2054
Principal Amount:	$700,000,000
Trade Date:	May 29, 2024
Settlement Date:	May 31, 2024 (T+2)
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2024
Maturity Date:	June 15, 2054
Coupon:	5.950%
Public Offering Price:	98.674% of the principal amount
Benchmark Treasury:	4.250% due February 15, 2054
Benchmark Treasury Price / Yield:	92-04+ / 4.746%
Spread to Benchmark Treasury:	+130 basis points
Yield to Maturity:	6.046%
Optional Redemption Provisions:

Make-Whole Call:	Prior to December 15, 2053 (six months prior to their maturity), greater of par and a make whole at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest to, but not including, the date of redemption.
Par Call:	On or after December 15, 2053 (six months prior to their maturity), par plus accrued and unpaid interest to, but not including, the date of redemption.
CUSIP / ISIN:	690742AQ4 / US690742AQ43
Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC
Co-Managers:	Credit Agricole Securities (USA) Inc. Scotia Capital (USA) Inc. BNP Paribas Securities Corp. Fifth Third Securities, Inc. ING Financial Markets LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
We expect that delivery of the notes will be made against payment therefor on or about the closing date specified in this communication, which will be the second business day following the date of pricing of such notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T + 2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisor.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Wells Fargo Securities, LLC toll-free 1-800-645-3751.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.